Exhibit 10.10

Loxo Oncology, Inc.

1 Landmark Square, Suite 1122

Stamford, CT 06901

July 1, 2014

Dov Goldstein, M.D.

Re:                             Offer of Employment by Loxo Oncology, Inc.

Dear Dr. Goldstein:

I am very pleased to confirm our offer to you of employment with Loxo Oncology, Inc. (the “Company”).  The terms of our offer and the benefits currently provided by the Company are set forth in this offer letter (this “Offer Letter”) as follows:

1.                                      Position.  Your initial title will be Chief Financial Officer, and you will initially report to the Company’s Chief Executive Officer.  We anticipate that you will formally commence employment on July 18, 2014 (the “Start Date”).

2.                                      Starting Salary.  Your starting salary will be $280,000 per year, payable in accordance with the Company’s standard payroll schedule and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.                                      Management by Objectives Bonus.  You will be eligible for an annual incentive bonus of up to 30% of your base salary (the “Target Bonus”) based on the achievement of individual and Company performance objectives mutually determined in writing by you and the Company’s Chief Executive Officer, in consultation with Board of Directors (the “Board”).  You will be eligible for a pro rated bonus for 2014.  You will be eligible for an incentive bonus in such amount and upon such terms as shall be determined by the Board.  Any bonus that you earn for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.  The determinations of the Board with respect to your bonus(es) will be final, conclusive and binding.

4.                                      Benefits.  You will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

5.                                      Travel.  You will be required to travel as requested by the Company to complete your job duties.  All travel shall be conducted according to the Company’s travel policy in effect from time to time and will be subject to the Company’s right to change or otherwise modify, in its sole discretion, the travel requirements set forth in this section.

6.                                      Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard

“Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment, a copy of which is attached hereto as Exhibit A.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

7.                                      No Breach of Obligations to Prior Employers.  You represent that your signing of this Offer Letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

8.                                      Options.  We acknowledge that, in anticipation of your commencement of employment on the terms described in this offer letter, you have previously been granted have an option to purchase up to 34,000 shares of Common Stock of the Company (the “First Option”) under our 2013 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approved such grant.  The First Option shares vest as follows: 8,000 shares were vested on June 19, 2014 (the “Grant Date”), thereafter, the remaining First Option shares will vest at the rate of 25% on the first anniversary of the Grant Date and an additional 1/48 of the remaining First Option shares per month thereafter, so long as you remain employed by the Company, as set forth in the applicable stock option agreement.

In addition, following your commencement of employment, we will recommend to the Board or its compensation committee that you be granted an additional option (the “Second Option”) to purchase up to 48,530 shares of Common Stock of the Company under the Plan at the fair market value of the Company’s Common Stock, as determined by the Board or committee on the date the Board approves such grant.  The Second Option shares will begin vesting on your Start Date and will vest at the rate of 25% on the first anniversary of your Start Date and an additional 1/48 of the total Second Option shares will vest in equal monthly installments thereafter, so long as you remain employed by the Company, as set forth in the applicable stock option agreement evidencing the Second Option.  The grant of the Second Options by the Company is subject to the Board’s (or committee’s) approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.  Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board or committee.

Furthermore, the Company intends that if an initial public offering is completed during Q3 or Q4 of 2014, then it will recommend to the compensation committee of the Board a set of additional “refresh” stock option grants for C-level executives, subject to sufficient capacity in the stock option pool to make such grants and also meet stock option grant needs for other employees and additional executive hires.  As part of these recommended refresh grants, the Company would anticipate recommending to the compensation committee that you receive a grant that would target your overall percentage ownership at between the 50th and 75th percentile for employees of your title at comparable companies.  However, any additional option grant would be subject to approval of the compensation committee, in its discretion.

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9.                                      At Will Employment.  Should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10.                               Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11.                               Arbitration.  You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision.  All arbitration hearings shall be conducted in New York County, New York.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration.  If you are unable to access these rules, please let me know and I will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

12.                               Tax Matters.

(a)                                 Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)                                 Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

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13.                               Entire Agreement.  This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.  You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

14.                               Acceptance.  This offer will remain open until                   , 2014.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Offer Letter and the Employee Invention Assignment and Confidentiality Agreement in the space indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Offer Letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

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We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Joshua H. Bilenker
Joshua H. Bilenker
Chief Executive Officer

I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Dov Goldstein	Date signed:	July 14, 2014
Dov Goldstein, M.D.

Attachment: Employee Invention Assignment and Confidentiality Agreement

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EXHIBIT A

Employee Invention Assignment and Confidentiality Agreement

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Loxo Oncology, Inc., a Delaware corporation with its principal offices in the State of Connecticut (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.                                      Purpose of Agreement.  I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights.  Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company.  As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2.                                      Disclosure of Inventions.  I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3.                                      Work for Hire; Assigned Inventions.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4.                                      Excluded Inventions and Other Inventions.  Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions.  I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing.  Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5.                                      Assignment of Rights.  I agree to assign, and do hereby irrevocably transfer and assign, to the Company:  (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions.  I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company.  “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.                                      Assistance.  I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide.  I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance.  My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance.  I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.  I agree that this appointment is coupled with an interest and will not be revocable.

7.                                      Proprietary Information.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”).  Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how.  Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

8.                                      Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust.  I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

9.                                      Physical Property.  All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company.  I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such.  Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

10.                               No Breach of Prior Agreements.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

11.                               “At Will” Employment.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me.  I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company.  I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

12.                               Company Opportunities; Duty Not to Compete.  During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

13.                               Non-Solicitation of Employees/Consultants.  During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

14.                               Use of Name & Likeness.  I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

15.                               Notification.  I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

16.                               Injunctive Relief.  I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

17.                               Governing Law; Severability.  This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets.  This Agreement will be governed by and construed in accordance with the laws of the State New York without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.  If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement.  To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

18.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

19.                               Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

20.                               Amendment and Waiver.  This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement.  No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought.  A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

21.                               Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

22.                               Further Assurances.  The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.  Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

23.                               Acknowledgement.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

[Section 25 and signatures follow on the next page.]

24.                               Effective Date of Agreement.  This Agreement is and will be effective on and after the first day of my employment by the Company, which is July 18, 2014 (the “Effective Date”).

LOXO ONCOLOGY, INC.		Employee:

By:	/s/ Joshua H. Bilenker	/s/ Dov A. Goldstein
Signature

Name:	Joshua H. Bilenker	Dov A. Goldstein
Name (Please Print)

Title:	CEO

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title

☒ No inventions, improvements, or original works of authorship

☐ Additional sheets attached

Signature of Employee:	/s/ Dov A. Goldstein

Print Name of Employee:	Dov A. Goldstein

Date:	July 21, 2014